Exhibit 99.1

June 14th, 2022 Casey’s Sell-Side Analyst Meeting Call Transcript

Transcript by Rev.com	Page 1

Exhibit 99.1

Brian Johnson, Sr. VP, IR & Business Development:
This presentation contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, the Company’s supply chain, business and integration strategies, plans and synergies, growth opportunities, performance at our stores, and the potential effects of COVID-19. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to the integration of the recent and pending acquisitions, our ability to execute on our strategic plan or to realize benefits from the strategic plan, the impact and duration of the conflict in Ukraine and related governmental actions, as well as other risks, uncertainties and factors which are described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC and available on our website. Any forward-looking statements made during this presentation reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Darren Rebelez, CEO:
So we're back up, our apologies everybody. If, and if you've heard this before, I apologize in advance for being a little bit redundant. You can hold me accountable to keeping my story straight. So a couple years ago, when we presented our, our strategic plan on investor day, we set a goal to perform at the top quintile of EBIDTA growth among the S % P 500 retailers. And at that time that that top quintile was delivering an eight to 10%. EBIDA CAGR over a three year period. And while the composition of that group is changed Casey's position within that group is not. And so we are still delivering in the top quintile of S and P 500 retailers, and it's our intent to stay there.
But what, at the time we said, we were going to have to do four things really well in order to be able to deliver on that objective. And the first was reinventing the guest experience, and that had everything to do with our food proposition, making that a little bit more contemporary, optimizing our product assortment within the stores and delivering or compelling experiences primarily in the digital space. The second piece that we, we said we would need to do was to create some capacity, to invest more in the business by taking cost out and, and gaining a greater efficiencies. And here in a little bit, I’ll talk to a couple of examples where we've been able to achieve that. And so the third thing we said was if we've got that guest experience working really well, and we're doing it in an efficient manner, the next leg of the stool is really to accelerate our, our unit development and our store growth to allow us to accelerate that EBIDTA CAGR, but all of that was going to be contingent on our ability to invest and grow the talent of our team.
And I'll take you through what we've been able to achieve there over the last couple of years. So if I drill down a little bit onto reinventing the guest experience, one of those things that we said, as I mentioned before, was to contemporize the food proposition, and that's take shape in a number of different ways for the folks who are actually able to be here this morning, we sampled some of the new product innovation and some of the new breakfast offerings, and we've really built up an innovation pipeline. And that pipeline takes about 12 to 18 months to, from ideation to commercialization, depending on the complexity of the products. And we talked about doing this on Investor Day, and we have achieved that. And now we are in the process of not only bringing new items to market, but building the pantry as we like to call it. Where we'll have products in the pantry ready to go that have been fully vetted and tested.
And as we need them, we'll bring those out into the marketplace. The second piece we were going to focus on is optimizing and localizing our assortment. And I would say that the team has done a really remarkable job over the last couple of years. Remerchandising all 2,500 of our stores in addition to launching our private brand product lineup, which is now a little bit over 5% penetration in the grocery and general merch category and has a lot of upside as well. And if you think about where we sit in the world today in a highly inflationary environment, having a great mix of products that are more affordable to the consumer that are high quality and deliver more gross profit dollars to Casey’s is a really compelling proposition at this point. A lot of us here in the room heard about our digitally enabled experience and we've, we've made a lot of investment and a lot of progress over the last number of years, from a digital standpoint, everything from achieving our 5 million reward members to standing up curbside delivery with third party providers, expanding the assortment that's available for delivery, all of those around that digital experience.
One of the things that we've really invested in and made a lot of progress in is making sure that what we're doing is very guest centric. And so we've, we've invested in a guest insights team that that really helps us unlock what it is that makes things tick from a consumer standpoint. So as we're developing new products, we have high confidence they're going to succeed. Now, the initial mandate of that, that team was really to focus on the prepared foods, but they do much more than that. They they've assisted in the private brand space, they assist in our marketing. So if you think about all the rigor that we put behind our product development for our prepared foods, that same level of rigor goes against our advertising creative. So when we build new products and then we build creative around it, we have high confidence and not only are the, the products themselves going to resonate with the guests, but the way we talk about those products and communicate and market those products will also resonate with our guests.

Transcript by Rev.com	Page 2

Exhibit 99.1

And lastly, we said, we're going to better leverage our data in analytics to help support those insights and to help drive business outcomes, and, we've made some progress here. I, frankly, I would say we have more progress to go, but this year we've decided to invest $5 million in advanced analytics and data to really step up our capabilities. We've already have a leader in place who's spent his entire career in, in this space and we're developing that, that process as we speak. So overall, if I think about reinventing that guest experience, it's been on food, it's been on merchandising, it's been on digital underpinned with really strong data and analytics and guest insights to make sure that we're seeing true to what the guest needs and delivering on that expectation. So as I move on to creating capacity through efficiencies, what, as I mentioned before, what that was really all about was taking cost out in one part of the business so that we can reinvest in some capabilities that, that the company frankly needed.
And really, probably the best example of that. If I took take a look at those first two areas, you know, business optimization, cost reduction, excellent execution. Probably the single biggest example of that was we had a, a restructuring of our field operations. And so what did that mean? If you looked at how we ran the business historically, we asked store operations leadership, so multi-unit supervisors, to wear a lot of hats. They were in fact responsible for operating the stores, but they were also responsible for pricing fuel. They were responsible for field merchandising. They were responsible for human resources. They were responsible for loss prevention, asset protection. So we asked a lot of those folks. The truth of the matter is they didn't get to spend as much time really focusing on the core operation in stores because they had all these other hats to wear.
When we did the restructuring, we said, we need to give these guys some help and take some stuff off their plate. So we, we changed span of control. We, we were able to eliminate or repurpose rather about 53 roles in the operations group and repurpose those into a field merchandising capability, field human resource capability, field asset protection capability, and centralized fuel pricing. So all of those things came off of the operator's plates. Now we have functional experts handling all of those responsibilities. And so now the store operators focus on doing what they should do best, which is running great stores every day and delivering on our guest expectation. And as we've seen, it allows us now with our relationships, with our suppliers to be able to make commitments. So when we say we're going to execute something, we know we can execute it because we have the operations team that is focused on execution, and we have the backup support from a functional standpoint to help them do that.
And we've been far more effective in our execution of all of our merchandising and operational plans. And that's accrued to our benefit as our suppliers recognize that we have the ability to execute and they're willing to invest more in our business. A couple of other things that we invested in centralized procurement is, is one example where our functions were running the procurement operations for themselves and negotiating on their own behalf. But we really didn't have any centralized body who was trained in strategic sourcing who knew the right questions asked who knew the right ways of negotiating, and really was better equipped to leverage the full scope and scale of the Casey's organization against those negotiations. We have that capability now, and, and particularly in a highly inflationary environment as we're experiencing today, that has really accrued to our benefit. And then the last thing, while we've done all this investment in pulling costs out and in creating new capabilities, we've also been able to maintain our balance sheet.
And, and when you think about what we've done over the last couple of years, we've invested well north of a billion dollars in gross with acquisitions and, and store development. And yet our balance sheet is still right where we want it to be from a, from a, a liquidity perspective and from a debt to EBITDA perspective, by move on to the third pillar of accelerating unit growth. We've talked a lot about this on earnings calls, et cetera. Obviously the last couple of years have been very good for us from a growth perspective. Last year, we doubled the highest number of new stores that we brought into the system that we've ever done. So a very big year, a lot of credit goes to the M&A team for being proactive. And when we talk about capabilities that we didn't used to have, that was one of the things that we invested in was a dedicated M&A team to be proactive in seeking out where those opportunities for great businesses were that we could fold into our own and make part of cases.
But a couple, a couple of things that we've really done to, to improve in this area. The first I would say is in terms of network planning. Historically, we, we had our plan. We had a, a real estate team. We'd send them out into the world and they would look within our 16 state footprint for opportunities to develop. Where we've evolved to is a more disciplined network planning process, where we went, underwent an assessment and analyzed every DMA in our geography and rank order those based on attractiveness, and there's a number of different factors that we use to identify what attractiveness is. And so now we have that real estate team reoriented to those top performing markets that are most attractive to us. So that took a little time to reorient them, but now they, they start off looking in geographies that have the highest possibility for success.
And most recently, we've, we've finally been able to get some of the first new units that have completely gone through that process to come out the other side. And, and frankly it's exceeded our expectations in terms of, of how those stores are delivering early on in the game. So we feel very good about our ability to grow organically. The reason we like to have that organic growth along with acquisition capability is because we never find ourselves in a position where we can't grow. So in situations like we have today, where the cost of building a new store is gone up, we can lean a little bit heavier on acquisitions. There's some, some moments in time where acquisitions, where the multiples start to get high, or maybe they're not in the right place. And so we don't necessarily have to go out and acquire to grow we can lean heavier on the organic growth. So we have that capability of going either way, which allows us to stay ratable from a growth standpoint. We've also given ourselves a couple of different capabilities that

Transcript by Rev.com	Page 3

Exhibit 99.1

will allow us to do more acquisitions. So we've introduced a sub-brand called the Goodstop brand, which is where we, if we acquire stores and every acquisition has the same situation where there's some stores that just fit our model perfectly to where we can put our kitchen in, where we can sell pizza, and we continue to move on. There's other stores that may be too small, maybe in the wrong location, but they come with the deal. So what do we do with those stores that we can't sell our prepared foods in, because we don't want to put the name Casey's on those stores where a guest is going to expect that we sell our prepared food and our pizza, and then we don't deliver on that expectation.
So we created the Goodstop brand for those viable sites, that it could be good basic convenience stores, but just won't be able to sell our food. The next capability we've developed through our acquisition with Buchanan Energy is a dealer network. And so if we acquire stores and they can't be a Casey’s and they don't fit as a Goodstop, we have the ability to sell that unit to a dealer and then secure a fuel supply agreement, so that not only do we get the money back from having sold the asset, but now we have an ongoing revenue stream via the fuel distribution, so we can keep it that way. And then the fourth option is we can just sell it outta the fleet all together. But now we have a tool set that we can deal with essentially, any type of acquisition that may come our way and be able to integrate that pretty efficiently and effectively
The last, the last pillar. And, and I would say the one that I'm most proud of is the work we've done to invest in our talent and to build up our team. So you, Brian, move to the next slide. This, this is a, a snapshot of our, of our team as it exists today. And I would, I would tell you a couple of things. The first is we have attracted some really great talent, and this is a team of, of professionals. So nobody's a newbie in their role. Everybody's done this work before everybody's been very experienced and they've done it in different venues. And what that allows us is we have multiple perspectives now. People who lived all over the country, some of these people have operated around the world. So a very diverse team in many, many ways, but the one I'm most proud of is that the diversity of experience that everybody brings to the table.
And when you think about the challenges that we've faced over the last couple of years with COVID and supply chain and labor shortages, and now hyperinflation, it's great to have a very diverse, intelligent team around the table that comes at any, any challenge from a different perspective, and allows us to have, make better decisions and get better outcomes, and I think our business has proven that out over the last couple of years. The second piece I would say is that we've, we've been able to invest in the capabilities of the team. So we've done a lot of training and leadership development. We've run, we have over 400 classes for developing our team members in developing their capabilities. And we've, we've run over 200 of our field leaders and, and Store Support Center leaders, through a program that we call the leadership excellence certification program. And it's, you can almost think of it as a mini convenience store MBA.
It's about a six month program that they go through in cohorts and really yielded some fantastic results. And, and so we're seeing the difference in our field leadership and our leadership here in the Store Support Center. Then the last thing under this pillar is community engagement. And, you know, Casey's from the very first store has always been committed to engaging in our community and being a part of the community. And, and when you think about that, 50% of our stores are in towns of 5,000 or less. We serve a unique purpose in those communities. More recently, what we've done is we've, we've gotten we've, we've gained a little more clarity around our charitable giving strategy, and we focus on three primary areas: education, food insecurity, and veterans support. And so we've made a lot of progress. We, we contribute about $5 million a year, give or take to those three areas and, and really focus on making an impact in the communities that we serve.
But I would tell you that it's not just about the money and, and the money we, we do contribute. And we do a good job showing up in those communities. But I think it's beyond that. And it's how we've developed relationships in each of these communities, how we show up how we support people in time of need.
Steve Bramlage, CFO:
We had 11% EBITDA growth in FY21 and FY 22, so consistent across both of those years. And, and I think we feel good about, about where, where that has been so far, you know, on the store growth side. We're very comfortable with our strategy, we obviously were helped by a really big FY 22. And so in the first two years of this period of time, we've added 273 new units, which is almost 80% of the three year target. So 80% in two-thirds of the way through, I think we feel, feel good about that.
So far I move down to same store sales. So the inside the store metric of, of low to mid single digit, that feels green to us. We had 4%, same-store sales growth in FY 21. We had 6.6%, same-store sales growth, in FY 22, over 5% on average feels green to us. You know, on the fuel gallon growth side, certainly there's, there's been more of a pandemic impact on, on this metric. We've got it rated as, as yellow. We had a down year, year, over year and in gallon growth in FY 21, we're down about 8%, obviously a lot of pandemic influence there. And, and we bounced back in FY 22 up about 4%. So one year up, one year down. We're down about 2% from the starting point, if, if you go back to the, the FY 20 numbers. So it feels yellowish to us. From a gross profit margin standpoint, you know, fuels the, the easy one here the last year, kind of the last clean year the company had before any impact of, of pandemic was actually FY 19, and we were right around 20 cents a gallon from a CPG CPG standpoint in 2019. The last two years have obviously been the two highest in the company's history, the whole industry has experienced a lot of buoyancy there, But 35 cents and 36 cents in the last two years feels, feels like good, good progress on, on just becoming more profitable outside the store. Inside the store, we've been 40% inside margins, both fiscal 21 and fiscal 22. So in, in the face of quite a bit of inflation in fiscal 22, that doesn't feel so bad, but in fairness company

Transcript by Rev.com	Page 4

Exhibit 99.1

was about 40.8% at the end of fiscal 20. So we're, you know, about 80 basis points or so less or lower profit margin inside the store than at the start of this period of time.
Moving to operating expense is something, you know, we don't talk very much about as you can all appreciate. Clearly red, right? We're not where we wanted to be after, after this two year period of time. If I go back to FY 21, well, first of all, maybe a statement. What the pandemic, you know, gave us and the industry on the fuel profitability standpoint, the pandemic has taken away to some extent on, on the OpEx side of things, for reasons that we've talked about quite a bit. But in FY 21, OpEx rose, same store OpEx rose about 9% that compared to an 11% EBITDA growth.
So the relationship was, was okay. Clearly that relationship flipped in FY 22, where obviously we were about 20% OpEx growth on an 11% EBITDA growth year. So the average over the first two years, OpEx has grown about 14%, total OpEx, in that period of time, and you're comparing it to the 11% EBITDA CAGR so, not where we want to be, we certainly feel like, you know, as the, as we've talked about with FY 23, looking forward, that's gonna continue to move in a more favorable direction, but in fairness, not where we had set out to be, to start. But I will close with really a very, very strong, clearly green metric on, on the cash flow side of things. So the company had its two highest years free cash flow ever in FY 21 and FY 22. And, and we defined free cash flow as cash from ops minus PP&E but it was about $825 million of, of free cash flow in those two years. And, you know, to Darren's earlier point, it enabled us to make quite a bit of investment over the course of these two years, primarily in growth and still have the balance sheet really at the leverage level 2.1 times of where we would like it to be in a, in a steady state environment. I I'll spend a couple of minutes here on the next, next several topics, just to address kind of the most frequently asked questions we tend to get from investors around a couple of financial related metrics and just to level set everybody.
And the first one is around capital allocation and how we tend to think about, you know, how do we spend shareholders money and, and how do we invest shareholders money? And, and so if you look at the left hand side of this page around just the prioritization, we've tried to be pretty clear that we, we think we, we are well served to lean into growth first and foremost from a, from a unit standpoint.
And that growth needs to be EBITDA and ROIC accretive. But, but that's where we're gonna put the first chip on the table and, and that growth will remain balanced, right? We, we have the ability to toggle between building new units and buying new units. I'll come back to that in a little bit, but growth first, for sure. We would do that in the context of making sure the financial flexibility and, and kind of the dry powder of the company is, is where it needs to be for us as a steady state leverage ratio, right around two times. It's pretty much where we are right now. Certainly it's where we will be in the next, next quarter or two. And the company can carry more leverage than that, most of you realize that. We have shown an ability and a willingness to step it up for the right deal for a period of time, but the steady state run rate feedback we get from investors two times pretty much the run rate of the industry is as well. And I think you should look at that as kind of a status quo target number for us. Having said that, that the existing capital structure, the company, you know, we have about a billion and a half dollars today in our existing covenants of incremental borrowing capacity, should the right transaction present itself. In fairness, there's not a lot of billion and a half dollar deals, you know, out there that would necessarily fit what we're looking for, but we can go up to four times that the EBITDA for a short period of time, if, if we had the opportunity and we thought it was the right thing to do.
Because we don't anticipate much in the way of incremental de-leveraging, you know, we will arrive at returning capital shareholders earlier than we may have done in the past. If the first thing for us that's important is, is the dividend. We've raised a dividend 23 years in a row. That's important for us, we just raised it 9%. The, the two metrics we use when we think about that is over the medium term, we wanna try to grow it consistent with EBITDA, won’t be perfect every year, but the medium term relationship. And, and the other constraint or, or metric we use is a payout ratio somewhere between 15 to 20% over, over an annual or a couple year basis is, is kind of how we, we think about that. We have not been big repurchases of shares in the last couple of years, you guys all know that. I think we're more likely to be an opportunistic share repurchaser in the future. Should we have an opportunity just with the sequencing of, of unit growth, et cetera, but I still don't think we're likely to lean very heavily into this particular lever, just because of the growth opportunities that we feel like we have, and I'll, I'll come back to those again in a second.
A couple other final points on capital allocation, just on the right hand side of this, about 25% of our annual capital spend is for what I would deem maintenance related items - So think of it, think of supply chain, trucks, equipment for the warehouses, et cetera, normal course store maintenance. So the bulk of, of our spend does remain and will continue to remain growth related. Over the last couple of years, the company has diversified where we get our money from a capital market standpoint. Historically, we were quite heavy into private placement insurance notes, as a general rule. We've recently, you know, some of our more our financing associated with Buchanan Energy specifically, we've gone into the bank and pro-rata market. I think you'll see us continue to be a little more diverse in terms of how we source funds in the future. And, and then we certainly like the fact that there's nothing significant on our balance sheet coming due until our fiscal 26. And, and so we like that flexibility that, that, that, that provides for us. The bottom right of this slide is nothing but a repeat of, of a capital allocation near term plans that were reflected in our most recent quarterly call.

Transcript by Rev.com	Page 5

Exhibit 99.1

But I move forward to kind of the second topic we get asked about a lot. It's what are our return expectations? How, how do we think about what something is supposed to return to us? Whether we build something, generally a new unit, and whether we're building it or whether we're buying it. And the first point I would make is our return expectations. Aren't different, right? We, we expect a new build over time to return the same, the same thing that a, a purchased unit should return to us, but they are a little bit different and just kind of how they, how they work for us.
So on the left hand side of this is an example and, and some historical data of how do we think about returns from stores that we build. And so the chart down at the bottom to, to frame that since 2000, since our 2009 fiscal year, the company has built about 560 stores over that period of time from FY 09 to FY 21, so all the stores where we would have at least a year's return. This, this curve actually represents our actual realized returns from that 560 store sample. And, and a couple of points to make around our expectations. Most stores, when they come outta the gate that first year where we're gonna get a high single digit kind of a return on that store, by the time it gets to its third year, it's, it's somewhere around double digits, right? Depending, and by the time it gets to year five, it should be mid-teens from a return standpoint. There's two curves in this chart, obviously, and, and so what, what does that tell you? The red curve is representative of all the stores that we build and what we would label our core markets.
And so the blue stores are non-core, we've got, them listed down below, but think of it as the edge of our geography. , Right, stores that are further away from the core Iowa, Missouri, Kansas, Nebraska market, as a general role. And so what, what do those two curves tell us? First is that we start out of the gate a little bit faster, as a general role, with core market stores. And why do we believe that is? Brand recognition. Right, so think of the prepared food business, right? People are familiar with buying pizza from a gas station in those core markets to a greater degree than, than they might be in a new market. And it takes a little bit longer for us to establish that brand recognition in markets that aren't as familiar with the brand. The second one is that by the time you get to kind of the seventh year they're, they're about in the same spot, and then they stay on top of each other for the rest of the life of the assets.
There's no doubt for us. The, the great opportunity here, right, is, is pushing that blue line, eliminating that space between the blue and the red line, but they all return at acceptable levels for us. And, and when you see us take an action, like the Pilot acquisition in Knoxville, where we bought a bolus of 40 stores in a new market. The advantage of going in heavier into a new market is, right, we can create brand recognition faster. We can put advertising behind a 40 store startup, much more effectively than if we build a single store in a new market, and then over time you gotta build a bunch of stores. And, and so moves like buying in Oklahoma City, buying in Knoxville, allow us more flexibility as we think about applying advertising dollars and increasing brand recognition.
On the right hand side of the chart, so how do we think about acquisition returns? First thing I would say is most of our acquisitions, we buy stores, we don't buy companies. So Buchanan acquisition was a very rare exception where we bought a company in terms of the stock deal. When we buy a company, you get the incremental opportunity of OpEx, right? Overhead SG&A, kind of reductions, incremental headquarters and warehouses, et cetera, that you don't get when you're just buying stores. And, and so this is reflective more of the asset acquisitions that we have as a general rule. We have historically been a buyer of single, double, triple kind of stores, small number of units. We we've bought it around somewhere in the neighborhood of six to nine times, six to eight times, I think is actually that what says, the sellers trailing EBITDA.
So even before there's any synergy capture, it, it's immediately accretive given our multiple, just the EBITDA that we bring onto our financial statements, but how do we bring value to those deals, generally? It's all the kind of things we've walked through with, with the group today. So by far, the biggest opportunity for us is putting a kitchen in. Most of these stores would not have any kind of prepared food business to any great degree. And so putting in a kitchen gives us that chance to inject our prepared food portfolio of products and the margins that come along with that. We spent a lot of time today on the grocery side of the business, just talking about the private label and the merchandising capability, higher level of sophistication that is gonna come from us vis-a-vis somebody who's running one or two or three stores. We clearly bring scale from a procurement standpoint as well. And then the final source of synergies technology. So what Art talked about earlier today, right? We have a rewards platform that's quite effective. We have a much, a light years, better digital technology than most of these stores we're gonna purchase on a one off basis is. And we end up with the, really the exact same average return expectation of these acquisition stores. You tend to have more EBITDA contribution on day one because you're buying something that's already running. Whereas you have a little more of a ramp with the new stores, but they, they end up in a very similar place by the time you're kind of double-digit, or I'm sorry, year 5, 6, 7, and beyond in there.
And then the, the third topic we get asked a lot about is, okay, how does this, how does this eight to 10% algorithm work? Why do you guys feel comfortable with it? Why do you continue to believe it? And, and so, you know, the first point I would make is I, I think the reason we're most comfortable with it is because that's what the company's delivered for a long period of time. You know, when I go back and look at our EBITDA growth over 10, 5, 3, 2, and 1 year historical period of time, it's consistently been above 8% EBITDA growth. So I, I think the track record of the company long before this management team, you know, was in place has, has been able to deliver that kind of growth. But at the simplest level, okay, how do we get to 8%+? We, we break it into, you know, you add new units to the system and, and the mothership has to work harder for you.
And I'm actually gonna start at the bottom and just talk about adding, adding new units into the system. Historically, historically being pre this strategic plan period, the company tended to add two to 3% new units a year over a pretty long period of time. This strategic plan, the 345 unit target is, is a faster clip of new units coming in, it's about a 5%

Transcript by Rev.com	Page 6

Exhibit 99.1

new unit CAGR. And so how are we, why are we comfortable achieving that? Well, first of all is to Darren's earlier conversation, right, we've, we've actually put dedicated resources under Brian's leadership to go out and hunt for, for deals, which, which takes us a long way, obviously from a capability standpoint. But we've retained the ability to remain balanced around building and buying.
Historically, we've been more of a builder than a buyer. That obviously flipped in the last fiscal year, just because opportunistically those deals became available, the balance sheet facilitated our ability to make those kind of investments. But that, that flexibility to, to bounce back and forth between them makes us feel pretty good about our ability to keep adding units at, at that clip. The synergy capture, which is obviously incremental to EBITDA, we, we talked about before. And, and then the other piece is just what's the playing field look like today. So we have is at the end of our fiscal year, 2,452 stores. 2,228 of those stores are in nine states. That means 224 stores are in the other seven states. And so if you think of the profile of what we try to buy a store in a relatively rural/suburban market within, you know, no more than four, 500 miles of our distribution center, because we're always gonna self-distribute. And we only have, we have less than 250 stores in seven of those states. Michigan, as our poster child example, we have one store in the state of Michigan.
There are, there are more than one store of rural locations within, you know, site of our distribution centers. And, and so I think we feel very good there's a lot of white space, within the existing footprint, within our existing supply chain reach and, and feel pretty comfortable about that. You know, on the mothership working harder part the top side of this. So most of the earlier part of the day is, has kind of been addressing what are we doing with the merchandising organization inside the store to make those boxes work harder for us, and, and I won't repeat all of that. A lot of the synergy capture opportunities from the new capabilities around procurement, whether it's fuel or inside the store, the private label, all of the supply chain dynamics directly impact, we believe in the long term, the ability to improve gross margins and, and stay in front of inflation and then on the operational efficiency side.
So, you know, how, how does this work for, for us, right? So we need to over a medium term period of time, make sure we're comfortable that how do we get OpEx to grow to slower clip, slightly slower clip than EBITDA in total. We've talked about that you saw the scorecard from the last two years. So how do we feel comfortable about this going forward? You know, let me just give you an example of the math beyond all the initiatives. So the company has about $2 billion of operating expense a year, that's what the number was in, in fiscal 22. 75% of that relates to stores, 25% does not relate to stores. So you got half a billion dollars of kind of non-store operating expense - that's supply chain, that's the Store Support Center, it's above unit, field leadership, et cetera. Those costs are not linear to store growth, right? There, there's a linearity of store OpEx, right, that is unavoidable as you add units. We certainly don't add distribution centers at, at the same pace that we add new stores, right? We're not adding departments, we don't need two accounting departments because we reach a critical mass of stores in the field. So our ability to absorb some of the fixed costs and that will continue to increase as, as that base goes forward. And I, I think we like the effect that that ultimately is, is gonna have on our math. And so the 8% plus number the company has demonstrated an ability to do that over a long period of time. It's not meant to be every quarter. It necessarily might, won’t be every single year, depending on what the starting point is, but certainly it's a CAGR, and I think we feel very good that our ability to continue to add units and enhance the mothership makes it a very achievable number for us now and, and certainly in the future.
So with that, I'm gonna stop for a couple minutes and I'll turn it back to Darren to talk about kind of the, the evolution going forward.
Darren Rebelez, CEO:
So just, just kind of put a bow on everything. Like I, I started off with we're a little over two years into our three year plan. So what you have to look forward to in the next year? We're gonna continue to execute year three of our three year plan. And so continuing to expand our footprint, Steve talked about it, well, we've got seven states that, that we are very under penetrated in that we have opportunity to continue to grow and, and we still have opportunity to grow within our existing footprint as well, or in the other nine states, I should say.
You heard from Art Sebastian this morning on our digital platform will continue to evolve that platform. We think it's in great shape now, but there's a lot of capabilities that we can bring from a digital standpoint that will continue to explore. We've got great opportunity with private brands. You saw that in the store and while it looks great in the store, and we've got a lot of SKUs, we still have a lot more ground that we can cover and a lot more opportunities there so we'll continue to lean on that. The food innovation we've talked about, you experienced some of it this morning, you're about to experience some of it for lunch. A couple things we haven't talked much about store simplification. We, we have identified a real opportunity to just make our stores easier to operate. And as we've added more innovation on the food side, expanded the assortment of products in the store, expanded the private label, we've added a lot of revenue and, and margin enhancing capabilities, but we've also added a lot of complexity to operating a store at the same time. And so now we have a continuous improvement team who is focusing in on every aspect of our store operations to try to remove non-value added work out of those stores to make it even easier for us to execute the plans that, that our merchandising team puts together for, for our stores.
And then the last piece we're we're starting to, to work on in earnest is our EV strategy going forward. And I, I get a asked about this a lot, and I, I believe that given the type of stores that we operate, we are in a very good spot from

Transcript by Rev.com	Page 7

Exhibit 99.1

an EV evolution standpoint, but what we can do is be more prescriptive in terms of what that strategy looks like moving forward.
In fact, a few of us made a trip to Norway a month ago. Norway is, if you don't know, is the most advanced in the world in terms of electric vehicle penetration, so we wanted to see firsthand what the future looks like. And so we think we have a really good handle of, of what the current state of play is in the most advanced country in the world with electric vehicles. We've also recently engaged a third party expert in electric vehicles. That'll help us craft our strategy and how we manage this evolution. We still believe it's going to take some time in the US based on where we sit today, but that being said, we know we need to be ready. And we think we're well positioned to do that. And so you will hear more of that as that strategy unfolds. And ultimately when, when we're in front of you for another investor day where we have the next iteration of our plan will be prepared to share that, that piece of the strategy as well.
So with that, I just wrap things up by saying thank you and thank you for participation today. Thank you for covering us. And, you know, I appreciate the engagement. Thank you for making the trip out here today. I know Ankeny, Iowa is not the easiest place to get to, but I do appreciate you taking the time to get here in person. So that will wrap it up.
Brian Johnson, Sr. VP, IR & Business Development:
Yeah, well we'll and we have about 30 minutes for Q and A.
Renato Basanta, Barclays:
So just wanted to follow up, you know, on that EBITDA growth algorithm, you know, beyond FY 23, you mentioned that 8% plus, and your understanding that you over delivered last years on that eight to 10%. And this year, you know, understandably is probably a little bit south of that. As we look beyond fiscal year 23, you know, few margins may not be, you know, the tailwind that they have been the last couple of years. You might, you know, get into an environment where the competitions may be a little bit more aggressive on price if the consumer's slow. So just wondering how you're thinking about, you know, that EBITDA growth algorithm in the context of sort of that backdrop.
Darren Rebelez, CEO:
Yeah. I'll go ahead and start. Sorry.
Yeah. We still feel pretty confident in that algorithm moving forward and really it's because for, well, for a couple of reasons. One, we still believe we have great opportunity to get the inside of the store working harder for us. And you're seeing a lot of the progress we've made over the last couple of years, but we still have a lot of room to go from a private brand penetration standpoint from a prepared food standpoint, as we think about the next evolution of our food program, so we, we still feel bullish that, that opportunity is still there. On the fuel margin side, I wouldn't be so quick to assume that margins are going back to where they used to be. The, the reality of it is the underlying costs operate in this industry is still rising. I mean, think about what we're, what we're dealing with right now.
There's 8.6% inflation that doesn't just hit cost of goods that hits everything we touch and everything, every small operator touches as well. So every contractor that gets hired to fix a, a broken machine, every landscaper that comes out, every service provider, the cost is going up. Now for most of the operators in this industry, they don't have the scale that we have to mitigate some of these things. You heard earlier today about how we respond to cost increases versus perhaps some others, with the scale and the capabilities we have we, we can weather that a little bit better. Others cannot, so what's going, what's that going to translate to? They, they have a couple of levers. They can, and the easiest one for most of the smaller operators to pull is to increase retail prices of fuel. It doesn't take a lot of merchandising capability to do that.
So they do that, that, that sets a floor because remember, two thirds of the operators in the U.S. are in chain of 10 stores are less. So that really kind of sets a floor for those. If, if they decide not to do that, they’ll be challenged from an income standpoint, right? And ultimately that's going to create an acquisition opportunity for us. Because we think if they can't make money on the margins, they're going to have, they're going to find themselves in position where they're gonna have to do business. So we've seen that pressure already. And so whether that comes through us being able to grow the business, or we just acquire other businesses at a more accelerated rate, we've got the balance sheet to do that. So we still think we could keep it that eight to 10% EBITDA CAGR.
Renato Basanta, Barclays:
Okay. And then just a quick follow up just on the CPG margins.
You know, I know you haven't given any specific guidance this year. You sort of, you know, put a five to 6% EBITDA growth anchor out of 35 cents, but can you just talk about maybe a range that you're, you know, contemplating from a cents per gallon perspective on the few margins this year?
Darren Rebelez, CEO:
I'd rather not.
Brian Johnson, Sr. VP, IR & Business Development:

Transcript by Rev.com	Page 8

Exhibit 99.1

We only got 30 minutes. We're probably just going and limit you to one per question for a while. I know Bobby was up next. I think someone was over here. I'm gonna go to Anthony, I think next then Kelly.
Bobby Griffin, Raymond, James:
So Bobby Griffin, Raymond, James, just back on fuel margin, just maybe look at it a different way. We've seen out the OPIS data, some, some pressure over the last five, six weeks. And I was curious if you have any thoughts on what maybe's causing that? Obviously there's volatility out there, but do you think the operators are getting more reluctant to pass a certain direct, sort of pricing where we're button up against six or button up against five and they're holding back longer to pass through price?
Or what do you any thoughts around why the last five, six weeks has seemed pressure?
Darren Rebelez, CEO:
Yeah, it's, it's pretty simple. The cost has gone up at such an accelerated rate that people have had a hard time keeping up. And, and I'll tell you if, if you're looking at it's not linear. So if costs were just in a smooth curve, riding up, it is very easy to deal with, but what's happened. I actually had to try to think I walked somebody through this on follow up calls. If you were to look at the last five weeks cost increases, I'm, I'm gonna say cost went up around 70 cents a gallon for us in the last five weeks. But the road to 70 cent increases looked more like over a couple days, it went up 20 cents. It planned out for a couple days and dropped 15 cents then spiked up 25 cents, then flattened for a couple days and dropped down 20 cents and came back up.
So as a retailer, you see that big cost increase, so you ready to, to raise your price and then you see a cost decrease. Well, what do I do? So I chase it down or do I hold? And then it goes bouncing back again. So I think what's happened, broadly, is that volatility has caused a little bit of confusion in terms of which direction do you go? Now, it's all gone. Eventually it's all gone north because it has to, but just in terms of keeping pace with that increase, that's where we've seen the squeeze a little bit. To your other point, I do believe that when you get to the dollar level, there's a little bit of resistance, Cause nobody wants to be the first one to put a six on their pricing, but everybody's gonna get there. Yeah, so if, if the cost keeps going up, so it's not a matter of whether the margins are sustainable over a period of time, it's really a matter of spot in time what happens. So at that moment in, in a market, if everybody starts to consolidate at about 5 99 a gallon and the cost is still going up, yeah, it gets squeezed. And then people are gonna go. And when they go, once you've broken the digit, you might as well go. And so it'll, it'll catch up. And that's why I tried to convey on our call. In this type of environment with fuel margin, you're not going to be able to draw a line at the last day of the quarter and say, this is definitive flee where you're at with margins now, cuz it just isn't gonna work like that. And, and frankly it never has. We're just in a, in a time of extreme volatility where it's definitely not going to work like that. But what I can assure you from decades of doing this is that sure is that curve has gone up, that curve is gonna come down at some point.
I don't know when I'm not gonna hazard a guess as to when, but it will and margins tend to expand during that time period. And so I, I think we're gonna be in fine shape. It's just not gonna fit neatly in a nice, tidy little quarterly packages that we should all talk about
Brian Johnson, Sr. VP, IR & Business Development:
Anthony. I think you're next. And then Kelly Bania will be next.
Anthony Bonadio, Wells Fargo:
Thanks. Anthony Bonadio, Wells Fargo. I just wanted to ask about the M&A environment. You guys obviously made a lot of acquisitions in the last year, I guess. How are you thinking about that backdrop evolving from here as we essentially see a weaker consumer and then how do you think about your capacity to continue to add to your store base from like an integration and operational perspective?
Darren Rebelez, CEO:
Brian, you wanna touch on the M&A landscape?
Brian Johnson, Sr. VP, IR & Business Development:
Yeah, I mean, so right now with the, with the, on the M&A side we're, we're getting tremendous response from the really small operators.
We, the, the cold calling and the kinda cold mailing, if you will, we've never seen a response like, like we we've done. I will say that from the feedback we're getting from both operators, as well as investment bankers that are exposed to space, there's a perception out there that there has never been a bigger disconnect from the small operators to the large operators. Scale just seems to be a tremendous advantage, especially as we get into these inflationary times. So, so that seems to be a catalyst for the, for the onesies twosies, I’d call it10 stores or less with respect to this stores or the chains of size of size of Bucky’s. You know, we're hearing rumors that there's stuff maybe potentially coming out that will likely come something that size usually comes by way of a, a process with an investment banker would surprise me if something pops on that here soon that comes to market. But really it's been more of the smaller deals right now.
Ena Williams, COO:

Transcript by Rev.com	Page 9

Exhibit 99.1

And I can speak to the integration question. As Steve mentioned earlier, Casey's historically we would acquire like 1, 2, 3, 4 small chains, small stores and chain, and just recently we've acquired 40 store chain, 50 assets. And so we've had to build that muscle in Casey’s to do large scale asset acquisitions like that. And so the team put together a dedicated team with operations on board merchandising folks on board, IT on board, so that we can do change and control very quickly. We can integrate those stores very quickly in rewards in our own POS systems. And then we build out a, a pipeline of, of when we remodel and add a kitchen. And that's where we see the biggest benefit in the synergies, we built that muscle. So now acquisitions that we pick up that are 40 plus stores, it's like overnight, we can, we can integrate them pretty quickly.
Brian Johnson, Sr. VP, IR & Business Development:
We'll go Kelly next. And then Bonnie, then Anthony.
Kelly Bania, BMO:
Thanks for hosting us. Wanted ask about the, the report card. The, the one red dot was to operating expenses. Obviously credit card fees don't help that equation. So I guess, can you help us think about if we move forward, is, is, is, are there any levers to pull if the credit card fees continues to move in the upward direction? And what you mentioned, some, some opportunities to reduce complexity and simplify store operations, can you just help size, size up that opportunity for that?
Steve Bramlage, CFO:
So on the correlation of credit card fees and CPG let’s do that first. So we, we do believe there's a positive correlation to Darren's comments earlier, for sure. And so the extent that retail prices remain higher, obviously we're gonna incur higher credit card fees. And, and we do believe that provide some buoyancy around CPG broadly in the industry.
Credit card fees is unfortunately for, you know, for any retailer with not tons of flexibility on rate, right? Just the nature of, of the, the provider of, of providers, of, of credit cards. We continue to work on that as do others, but I think the reality is that that positive, it's hard to believe that that won't remain for a period of time, but that leads us though, still with quite a bit of opportunity, you know, inside the store from a store simplification standpoint, I'll, I'll maybe address some of the non-store opportunities I think we have and let Darren or Ena talk about the in the store. You know, if I go just back to our distribution centers, so we've got three distribution centers today to cover the 2,400 and change stores that we have. I, I think based on the work that we've done, right, we can absorb hundreds and hundreds and hundreds of additional stores before we need to think about the distribution center, right?
And, and so the most recent one that we built in Missouri, right? That's a close to a $70 million investment, millions of dollars a year for us to run that. None of those costs will be repeatable for a long period of time as the units come in. And when you think about our variable cost of distribution, so, you know, that's also not linear, right, we, we don't have to buy a whole bunch of new trucks necessarily as we add stores, especially when they're on existing routes that are trucks and our trucks are already driving by an existing store. When you add a new one on the town, five miles down the road, you don't have to replicate all of that infrastructure associated with it. And, and you just get incremental, fixed cost absorption. A lot of what we attribute some of the success in the first two years around some of those financial metrics is what we would call capability building internally.
Right? We had no strategic sourcing. We had no asset protection. We've made those investments. We don't need to double down on asset protection again right. As we add units, we're, we're not gonna, we're not gonna need to do that. And so that, that will spread over more and more units and mathematically that half a billion dollars that's non-store related, if we grow that at one or 2% slower clip, then we're growing the units that has quite a big impact on that total demand.
Darren Rebelez, CEO:
And I think there's a lot of non-repeatable things. I mean, Steve touched on some of them, but you think about the Bucky's acquisition we brought that online, well, all that overhead OpEx came with it and that showed up last year. All that overhead is gone. Doesn't exist anymore. We spent what $50 or $60 million on COVID expenses over the last couple years, we don't do that anymore.
Now credit card fees for the moment are high and we spent $55 million more credit card fees last year than we had here before and likely to spend more than that this year. But I don't think that lasts forever. And that's one that certainly is linear and just comes right down. But with respect to store simplification, and that team is, is getting, is just getting started on that process. So I don't know, they completely scoped that what the size of the prize is. But if you think about it, we, we think about it from a couple different areas where, where can we take true labor out and just bank that? And then where can we take complexity out and build slack in, in the operating model. So as you can imagine in a store, sometimes it's busy, sometimes it's slow, sometimes it's unpredictable. And so having a little bit of labor slack in the store allows the store to be able to deal with those, those influxes of business and better capture the sale. Up on the flip side, though, you just don't wanna have people sitting around waiting for, for the next guest to come in.

Transcript by Rev.com	Page 10

Exhibit 99.1

So trying to take some labor out at the same time, build some slack into it so that we can address variabilities in business. And remind me what, what's the math on a percent of labor in terms of dollars to the system recall that number? I know we talked about before. I just don’t remember that number, but say it's a lot, a lot.
Steve Bramlage, CFO:
Yeah. It's 30 million.
Darren Rebelez, CEO:
Yeah, it's a lot. So it doesn't take some dramatic change in our operating model to generate fairly significant savings from a labor standpoint. But we wanna do it smart because we have a lot going on in those stores as you saw today. And so, that's why we're putting a team against this. Yeah.
Steve Bramlage, CFO:
And maybe, maybe a good example I could ask, maybe that's Tom needed to talk about this phrase, prep shift is what we call it, but you know, we've got, we got a billion dollar plus restaurant business embedded in our stores. They don't really run it like a restaurant and it about how we run it, but just kinda basic.
Ena Williams, COO:
I can speak to that, Tom, you can chime in. When we talk about simplification, it goes to the kitchen as well. And how do he make the kitchen more operational and easy and smoother for our team members to operate? What we didn't have is a, is what Steve mentioned is called a prep shift. And most restaurants, all restaurants probably have this. It's a shift where you take the time to cut your vegetables, prepare the meat, get the dough ready for made from scratch pizza. We didn't have that. So our team members, they were doing that as they were working throughout the day. And it's, it's just complex. There's a lot of extra hours, a lot of stress in the team members. So we put together this prep shift, it's just about an hour, hour and a half each day dedicated so that the rest of the day, the team can go in and prepare pizzas and other, other fresh foods with the ingredients already made for them. Yeah. So that's just one example.
Darren Rebelez, CEO:
I guess the last point I make on the labor, and I think it's been absorbed in all these other incremental costs, like credit card fees and COVID and increased pay. If you look versus pre COVID, our gross profit dollars on a same store basis, or up about 12%, our labor hours used are down about 5%. So the stores are running more efficiently. It just doesn't get captured in the numbers on, unfortunately, because of, you know, the environment we're in and, and the wages that we've had to pay to keep the store staffed and the, yeah, the actions we’ve taken.
But I feel good that that's not likely to persist. And like, so there's a lot of costs that aren't going to be repeatable. When you look at our guide for this year nine to 10%, put in the context of 8.5% inflation and you say, okay, nine, 10% off X growth, eight and a half percent inflation, 4% year, 3% year growth. So pretty quickly you're at 11.5, 12%. And we haven't even given anybody a raise. We haven't, we haven't done anything else. So obviously we've built into our plan for this year that we have to take some cost out to be able to get to that number. So we're, we're definitely focused on the OpEx. I think just the, the cadence of acquisitions, the environment that we've had, just hasn't flattered that number and that's okay. We understand it. It's not where we want it to be. We're taking action to, to get that back on track.
Bonnie Herzog, Goldman Sachs:
Okay. Maybe to shift a little bit. I saw a lot of this today, but the success you've had with private label, made a lot of progress. So could you help frame for us or size for us, the real opportunity, you know, you have with private label and how big of a driver this will be for your, your comp growth. Is there a way to quantify that sort of what gonna apply in your guidance? And then I know you have an aspiration to hit 10%, you're just over 5% right now, ask again, but do you have a sense of when you can hit that 10% target. And then finally love more color on what we saw in the store, which was some of the further price segmentation within private label and how big of an opportunity you think that could be for you.
Tom Brennan, Chief Merchandising Officer:
Well. You're welcome. Yeah. So yeah, I mean, you know, it's pretty phenomenal. You think about the fact that in January of 21, we were basically at 1% penetration and now, you know, in, in 18 months really, right. We've, we've, we've almost quintupled that. And so as we think about, you know, getting to 10%, you heard Brad talk today about the fact that with tobacco and just the nature of tobacco cost increases that then lead to tobacco inflation on cigarettes. You know, the, the goal post continue to move outward, right, in terms of getting that penetration, but we're building plans about how we get to that 10%. And so I think to your other question, and, and again, I think, you know, we'll, we'll probably have more color around that with our next three year strategic plan, but, you know, we really see just tremendous opportunity in the, not only the, the existing assortment within how we expand in other areas.
And I think that this is a conversation we had around Up Water and Happiness by the Pint. We're looking at other categories where our private brand offering, you know, will, will be truly just a, a, could be a standalone brand if you will, in a way. And so, you know, we'll begin to, to dabble in that here in the next, you know, really in the next

Transcript by Rev.com	Page 11

Exhibit 99.1

year. And then, you know, I think the environment is really lining up to be, you know, the guest is looking for value, right? There's a lot of costs that are flowing through the system, and we're seeing that from the national brands. And so, you know, as we maintain never being at a retail disadvantage on the shelf and penny profit and rate accretive, you know, as the national brands move up, right, that gives us an opportunity to look at what that price gap is.
And therefore even further expand margins and private brands at the same time, we know that guests will be looking for that greater value. And we've seen that happen with candy, right? So our standard candy bar that is directly, you know, we had the right quality, we had the right offer and the national brands are passing on a lot of costs. And so retail are climbing in the market and we're seeing the guests trade to our private brand offering, right, which is, which is beneficial to us from a, from a penny profit and, and rate standpoint. Puts a little pressure on top line. And so again, I think we'll, we'll work through what that, that math looks like going forward, but we're extremely bullish. And, and I, I would, I would end by saying, we, we are thinking like a brand. So it's not just, hey, we're knocking off, you know, a natural brand item.
We're, we're innovating. So you saw the dill, the dill pickle pretzels, right? So you can't really find those. And a lot of other, a lot of other outlets, you can find them in Casey’s with our private label. And then we'll, we'll continue to look at what is, what are innovative things that we can do in the places we're already playing in addition to new categories that stand out from the, from the national brands. And so I think, you know, as that whole process comes together, you know, the backdrop is very challenging on so many levels, but it actually lines up well to, to drive you further penetration on a private brand perspective.
Steve Bramlage, CFO:
And Bonnie we're for clarity, we're, we're trying to get to 6% by the end of fiscal 23, the guidance we've given for the next fiscal year, we, we can pick up another hundred basis points.
Anthony Lebiedzinski, Sidoti:
Yes. And thank you for hosting us again here. So definitely appreciate that. So just curious, so in your markets, do you guys have a sense as to whether most of your employers that are, that are around markets are they back to, are they back to working full time for the most part? Just wanted to get a better sense as to the commuting traffic patterns of versus COVID so pre-COVID, I should say.
Darren Rebelez, CEO:
Yeah, I guess this would be anecdotal, you know, just in terms of people I've talked to with, I talk to people in our geography, I would say the vast majority are coming back to work in some form or fashion. I, I would say that I haven't heard too many people say, yeah, we're back a hundred percent, five days a week in an office. But I haven't at the same token, I haven't heard too many people say, yeah, we're a hundred percent virtual we’re gonna stay that way. It's mostly a hybrid. So all at three days a week seems to be where the world is kind of landing right now, depending on who you talk to. When I talk to CEOs, they're saying, yeah, I want to get us back four or five days a week. When I talk to people who are just working in the company, say they want to stay at two or three days a week. And so there's a little tension there and, and we'll see where that shakes out. My, my guess is that most, most companies are gonna settle out at some sort of hybrid. And whether that's three to four, two to three, who knows, it'll probably be everywhere in between, but, and I think that's where it feels like most of the momentum is right now. We'll have to see how that plays out. So I, I, I think in terms of the cadence of bringing people back, I think most have got to that point, I think May was, was a month where people were starting, that was kind of like the last date that I had heard from most people that, yeah, we're start to bring people back in May. So I would say by and large, I think most people have struck some sort of arrangement. Now with fuel prices is high. I don't know. Maybe, maybe people are negotiating less commuting at the moment, but we see got it. Thank you.
John Royall, JP Morgan:
John Royall from JP Morgan. Darren, I think you talked on the 4Q call about fuel demand and how, you know, high price stores are losing a little bit and lower price stores are gaining a little bit. Suggested to me and correct me if I'm wrong of more of a trade down kind of situation then sort of a fuel demand destruction. And just wondering, you're seeing that inside the store as well? And, and if so, is that sort of the benefit of your private brands?
Darren Rebelez, CEO:
Yeah, I, I think, you know, on the fuel side, for sure we've seen some trade down from premium to regular, from clear to ethanol blended as a cost advantage, a little bit smaller transaction size. We haven't seen on the inside of the store, any change in the transaction size. In fact, you know, our transaction size has gone up a bit. We do see some of the shift over to private brands, for sure. I'd say probably in the last 30 days, we've grown about 30, 30 basis points in penetration on private brands. So you think it took us 18 months to get to 5%. And in the last month it's up 30 basis points. So I would say that they're definitely people are paying attention and economizing where they are, and we're okay with that. It looks a little different on same-store sales, but we like the gross profit dollar impact.
And as I was sharing in the store, you know, where we're 5% mix, you know, from a sales standpoint and private brands or an almost 9% mix from a gross profit dollar standpoint. So it tells you the power of that gross profit dollar versus the retail price equation. So, you know, we're seeing some of that trade down. I don't know if you're seeing anything beyond that topic.

Transcript by Rev.com	Page 12

Exhibit 99.1

Tom Brennan, Chief Merchandising Officer:
So the other phenomena is just trading down from pack size, which actually benefits us on the margin side as well. So you think about an eighteen pack of beer versus a six pack. You think about a six pack versus a single. And so right as the pack size get smaller, usually get a little more favorable rate. And so we're seeing the same thing with milk going from gallon milk to like a single serve. And so again, we're seeing some of that again, not, I would say not necessarily widespread, but definitely seeing the growth in private brands
John Royall, JP Morgan: But, but with fuel, they're still drinking 18 beers.
Darren Rebelez, CEO:
They're just gonna come back a little, that's come back. That's that is the interesting part about it. Yeah. And that, that is the case. And so you may buy a little bit of little bit less fuel per transaction, cuz that's what the money you have in your wallet, but then you gotta, you're still driving the same distance. So you gotta come back more often. Obviously, you know, I remember in 2008, 2009, when the recession really hit hard, the company I was at in stores guests would use the store as a refrigerator. So they, the guy wouldn't buy his, his 12 pack, but he he'd walk to the store five times during the night to get a single beer. So again, it, it doesn't necessarily have to be rational behavior, but it into the behavior that we see sometimes. And, and so to Tom's point, that kind of behavior only accrues our benefit from a margin perspective.
John Lawrence, Benchmark:
John Lawrence Benchmark. Yeah. Darren, can you talk a little bit about the seven states that have the 250 stores or so. What attributes have you learned about those seven states? I mean, for example, you go into Tennessee with an acquisition, as you moved some further south in some of those tougher labor markets. Can you talk about some of the attributes you've seen in those, some of the seven states and positives and negatives?
Darren Rebelez, CEO:
Yeah. You know, by and large, you know, when we focus on smaller towns and rural communities. So the, the dynamics tend to be very similar in a lot of ways. Really the, the, the biggest challenge that we face when we go into those newer markets is just the brand recognition or the lack thereof and, and really where that hurts is in the perception of being able to get quality foods in the “gas station”
And depending on what state we're in that hurdle can be higher or lower, depending on who else is there. And in some states we're, there just, there is no convenience store operator that a quality food program we show up and we, we gotta sell. We, we gotta convince them that we are different. And so that, that takes a little bit more time. Probably the other, the other difference in Tom can speak to this as well, is certain brands resonate more in certain geographies. So as we go further south, you know, here in the Midwest, we are definitely Mountain Dew country. As an example, we saw that in the stores and we saw a lot of it as you move further south. And definitely as you move further east, that becomes more Coca-Cola country and Dr. Pepper country. So for us in our merchant team, understanding those nuances and understanding the guests in those areas and making sure we're adjusting the assortment to meet those needs. That's a, that's a nuance as well.
Tom Brennan, Chief Merchandising Officer:
Yeah. I mean, which we do. So we have actually from a, a non out perspective, non alcoholic beverage perspective, we have 10 or 11 planograms that we execute across the store base. And then, you know, those are regionalized as Darren articulated, right? So certainly Mountain Dew, heavy, you know, here in Iowa and in parts of the Midwest. And as, as you move, particularly to the east and, and Tennessee is a great example. You know, we have a lot stronger presence of Coca Cola.
Brian Johnson, Sr. VP, IR & Business Development:
And, and with that folks, we are out of time. I apologize. It's been a fast morning, but so nice to see all you guys in person again, by the way. So thanks for spending the morning with us. We get, we're gonna load up the bus and head to the airport. Now I think we might have a goodie bag for you to pick up on the way out. Hopefully you guys, I don't, you there's any comments.
Darren Rebelez, CEO:
Just thanks for making the trip. We really appreciate. It's great to see everybody person in, and hopefully you got a lot visit in the day. Look forward to chatting again next quarter. Yeah, really good.

Transcript by Rev.com	Page 13